Exhibit 3.193
CERTIFICATE OF FORMATION
OF
SAN JUAN NH PROPERTY, L.L.C.
1.	The name of the limited liability company is San Juan NH Property, L.L.C.
2.	The address of the registered agent in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     In WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of San Juan NH Property, L.L.C. this 5th day of March 2004.

/s/ Samuel Kovitz
Sam Kovitz, Authorized Person